EXHIBIT 23.1

CONSENT OF STAMBAUGH NESS, PC, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of
The York Water Company
York, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3, Nos. 2-80547 and 33-81246 on Form S-8, No. 33-26180) of The York Water Company of our report dated March 4, 2003, relating to the financial statements as of and for the years ended December 31, 2002 and 2001, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in the annual Report on Form 10-K. We also consent to incorporation by reference of our report dated March 4, 2003 relating to the financial statement schedule as listed in Item 15 (a) (2) as of and for the years ended December 31, 2002 and 2001, which appears in this Form 10-K.

/s/Stambaugh Ness, PC

York, Pennsylvania
March 10, 2004